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                                                                       Exhibit 2

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                                State of New York

                               Banking Department

      I, P. VINCENT CONLON, Deputy Superintendent of Banks of the State of New York, DO HEREBY CERTIFY:


      THAT, BANKERS TRUST COMPANY is a corporation duly organized and existing under the laws of the State of New York and has its principal office and place of business at 130 Liberty Street, (One Bankers Trust Plaza), New York, New York. Such corporation is validly existing as a banking organization under the Banking Law of the State of New York. The authorization certificate of such corporation has not been revoked or suspended and such corporation is a subsisting trust company under the supervision of this Department.



WITNESS, my hand and official seal of the Banking Department at the City of New York, this 13th day of June in the Year of our Lord two thousand.

/s/  P. Vincent Conlon
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Deputy Superintendent of Banks.